Exhibit 99.1

GOLDFIELD ANNOUNCES 2007 RESULTS

MELBOURNE, Florida, March 24, 2008 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums on Florida’s east coast, today announced results for the twelve months ended December 31, 2007.

Revenues for the year ended December 31, 2007 were $27.3 million and the Company had an operating loss of $3.2 million, compared to revenues of $47.5 million and operating income of $4.3 million in the year ended December 31, 2006. Goldfield’s decline in results during 2007 reflects a slowdown in electrical construction operations and the continuing weakness in the Florida condominium market.

For the year ended December 31, 2007, the electrical construction segment had revenues of $26.8 million and operating income of $688,000 compared to revenues of $36.4 million and operating income of $4.7 million in the prior year. These decreases were primarily due to the slowdown noted above, as well as unanticipated costs associated with customer initiated delays arising during the course of certain projects.

For the year ended December 31, 2007, the real estate development segment had revenues of $537,000 and an operating loss of $1.2 million. For 2006, revenues and operating income from this segment were $11.1 million and $2.6 million, respectively. These decreases were due to the reversal in 2007 of $7.2 million of previously recognized revenues and the related income as a result of customer defaults on contracts to purchase condominium units, as well as a re-valuation of our unsold units. This was partially offset by the sale of six units in the last quarter of 2007.

Net loss for the year ended December 31, 2007 was $2.3 million or $0.09 per share, compared to net income of $3.0 million or $0.12 per share in 2006.

Revenues for the quarter ended December 31, 2007 were $9.0 million compared to revenues of $9.1 million in the comparable prior-year quarter. For the fourth quarter of 2007, electrical construction revenues were $6.2 million and operating loss was $275,000, as compared to revenues of $5.8 million and operating loss of $212,000 in the prior year. In the fourth quarter, real estate development operations had revenues of $2.8 million and operating income of $9,000, as compared to revenues of $3.3 million and operating income of $821,000 in the like quarter last year. The Company’s net loss for the fourth quarter of 2007 was $572,000 ($0.02 per share) compared to net loss of $34,000 (nil per share) in the comparable prior-year quarter. The quarter-to-quarter declines resulted primarily from adverse market conditions affecting the real estate segment.

Commenting on the Company’s results, John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, said, “We are encouraged by the increase in activity in our electrical construction operations in the beginning of 2008. We began the year with a backlog of $5.9 million, all of which is scheduled for completion in 2008, and have since received additional contracts totaling $12.0 million, $5.5 million of which we anticipate completing in 2008.” Mr. Sottile noted that, “work commenced in the fourth quarter on a multi-year project involving the upgrading of 46.2 miles of transmission line to support load growth in central Florida.”

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With respect to real estate development operations, Sottile commented, “Construction has now been completed on our current project and roughly half of the units have been sold, many of which are now occupied. Our renewed marketing efforts and price reductions in the fourth quarter resulted in the sale of six units in the fourth quarter of 2007, and an additional unit in February of 2008.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; adverse weather; our ability to estimate accurately with respect to fixed price construction contracts; heightened competition in the electrical construction field, including intensification of price competition, and the availability of skilled construction labor. Factors that may affect the results of our real estate development operations include, among others: interest rates; ability to obtain necessary permits from regulatory agencies; adverse legislation or regulations; ability to acquire land; our ability to maintain or increase historical revenues and profit margins; our ability to collect contracts receivable and close homes in backlog, particularly related to buyers purchasing homes as investments; availability of labor and materials and material increases in labor and material costs; ability to obtain additional construction financing; increases in interest rates and availability of mortgage financing; increases in construction and homeowner insurance and the availability of insurance; the level of consumer confidence; the negative impact of claims for contract rescission or cancellation by unit purchasers due to various factors including the increase in the cost of condominium insurance; adverse weather; natural disasters; changes in generally accepted accounting principles; the continued weakness in the Florida condominium market and general economic conditions, both nationally and in our region. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue
Electrical construction	$6,230,319	$5,827,401	$26,761,440	$36,409,551
Real estate development	2,779,653	3,291,891	537,135	11,086,306

Total revenue	9,009,972	9,119,292	27,298,575	47,495,857

Costs and expenses
Electrical construction	5,636,530	5,324,406	22,881,363	29,097,182
Real estate development	2,524,545	2,221,319	794,612	7,557,537
Selling, general and administrative	779,965	1,133,130	3,278,520	4,016,653
Depreciation and amortization	810,542	700,752	3,076,505	2,535,347
Write down of real estate inventory	—	—	473,227	—
(Gain) loss on sale of assets	31,699	(29,254)	14,479	(54,139)

Total costs and expenses	9,783,281	9,350,353	30,518,706	43,152,580

Total operating income (loss)	(773,309)	(231,061)	(3,220,131)	4,343,277

Other income (expenses), net
Interest income	131,173	95,251	297,837	237,461
Interest expense, net	(171,859)	(77,434)	(585,945)	(238,821)
Other	1,433	19,547	13,918	152,851
Minority interest	5,849	—	(3,361)	—

Total other income (expenses), net	(33,404)	37,364	(277,551)	151,491

Income (loss) from continuing operations before income taxes	(806,713)	(193,697)	(3,497,682)	4,494,768
Income tax expense (benefit)	(240,401)	(66,627)	(1,195,428)	1,740,340

Income (loss) from continuing operations	(566,312)	(127,070)	(2,302,254)	2,754,428
Gain (loss) from discontinued operations, net of tax	(5,858)	93,001	(18,519)	241,638

Net income (loss)	$(572,170)	$(34,069)	$(2,320,773)	$2,996,066

Earnings per share of common stock—basic and diluted
Continuing operations	$(0.02)	$(0.00)	$(0.09)	$0.11
Discontinued operations	—	—	—	0.01

Net income	$(0.02)	$(0.00)	$(0.09)	$0.12

Weighted average shares outstanding:
Basic	25,451,354	25,541,908	25,451,354	25,564,550

Diluted	25,451,354	25,541,908	25,451,354	25,564,550

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$3,984,613	$6,801,600
Accounts receivable and accrued billings, net	5,881,430	4,908,511
Contracts receivable	—	10,623,909
Remediation insurance receivable	176,827	329,888
Current portion of notes receivable	49,108	41,453
Construction inventory	2,218	216,989
Real estate inventories	7,788,739	801,411
Costs and estimated earnings in excess of billings on uncompleted contracts	1,658,712	2,358,738
Residential properties under construction	—	3,784,165
Prepaid expenses and other current assets	1,933,869	1,022,377

Total current assets	21,475,516	30,889,041

Property, buildings and equipment, at cost, net	9,803,794	9,465,378
Notes receivable, less current portion	352,305	407,409
Deferred charges and other assets	1,235,391	1,142,348

Total assets	$32,867,006	$41,904,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,984,352	$5,359,893
Billings in excess of costs and estimated earnings on uncompleted contracts	—	24,444
Notes payable to bank	5,202,466	8,663,768
Capital leases, due within one year	315,619	317,160
Current liabilities of discontinued operations	198,850	208,221

Total current liabilities	7,701,287	14,573,486

Deferred income taxes, noncurrent	346,200	861,400
Other accrued liabilities, noncurrent	26,894	20,821
Notes payable, less current portion	2,184,932	1,207,745
Capital leases, less current portion	579,357	894,976

Total liabilities	10,838,670	17,558,428

Commitments and contingencies
Minority interest	3,361	—
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	2,070,102	4,390,875
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	22,024,975	24,345,748

Total liabilities and stockholders’ equity	$32,867,006	$41,904,176